Filed pursuant to Rule 424(b)(3)

Registration No. 333-161985

SUPPLEMENT NO. 2 DATED JULY 13, 2011

TO PROSPECTUS DATED JANUARY 14, 2011.

SUNPEAKS VENTURES, INC.

The following information supplements the prospectus of Sunpeaks Ventures, Inc. dated January 14, 2011 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 2.

TABLE OF CONTENTS

Status of the Offering	S-2

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The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

The following summary highlights material information contained in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the securities of the Company. Before making an investment decision, you should read the entire prospectus filed on Form S-1 carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in the prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “Sunpeaks,” “we,” “us,” and “our” refer and relate to Sunpeaks Ventures, Inc.

STATUS OF THE OFFERING

As of the close of business on July 11, 2011, our secondary offering has expired. Additionally, the information regarding the selling shareholders has substantively changed from the information set forth in the last form of prospectus filed with the SEC on January 14, 2011. Please see below for detailed information regarding the selling shareholders.

		Before the Offering		After the Offering
Name of Selling Stockholder(1)	Position, Office or Other Material Relationship	Total Number of Shares of common stock Beneficially Owned Prior to the Offering (2)	Number of Shares to be Offered for the Account of the Selling Stockholder (3)	Number of Shares to be Owned after this Offering (4)	Percentage to be Beneficially Owned after this Offering (4) (5)

Common Stock
Scott Beaudette	Director, CEO, President, Treasurer & Secretary	5,000,000	50,000	4,950,000	62.66%
Habana Investments(6)(8)	None	350,000	35,000	315,000	3.99%
CHP Investments(6)(9)	None	350,000	35,000	315,000	3.99%
Verna Thompson(6)	None	350,000	35,000	315,000	3.99%
Oil Search(6)(10)	None	350,000	35,000	315,000	3.99%
Tustin Properties Corp.(6)(11)	None	350,000	35,000	315,000	3.99%
Capstar Management Ltd.(6)(12)	None	350,000	35,000	315,000	3.99%
Soho Investment Group(6)(13)	None	350,000	35,000	315,000	3.99%
Tribeca International (6)(14)	None	350,000	35,000	315,000	3.99%
Kenan Williams (7)	None	100,000	10,000	90,000	1.14%

1.

None of the selling shareholders are Broker/Dealers, or affiliates with or controlled by any Broker/Dealer.

2.

Includes shares of common stock for which the selling security holder has the right to acquire beneficial ownership within 60 days.

3.

This table assumes that each selling security holder will sell all shares offered for sale by it under this registration statement. Security holders are not required to sell their shares.

4.

Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

5.

Based on 7,900,000 shares of Common stock issued and outstanding as of November 10, 2010.

6.

Acquired pursuant to a Private Placement of the Company’s common stock pursuant to Regulation S, each individual invested $1,750USD, in exchange for 175,000 shares at a purchase price of $0.01 per share with an additional 175,000 shares being awarded as an investment incentive.

7.

Acquired pursuant to a Private Placement of the Company’s common stock pursuant to Regulation S, Mr. Williams invested $1,000USD, in exchange for 100,000 shares at a purchase price of $0.01 per share.

S-2

8.

Mr. Robert Bandfeild holds investment and voting control over the shares beneficially owned by Habana Investment.

9.

Mr. Douglas Roe holds investment and voting control over the shares beneficially owned by CHP Investments.

10.

Mr. Tyronne Fitzgerald holds investment and voting control over the shares beneficially owned by Oil Search.

11.

Ms. Desiree Hay holds investment and voting control over the shares beneficially owned by Tustin Properties Corp.

12.

Ms. Crystal Stephenson holds investment and voting control over the shares beneficially owned by Capstar Management Ltd.

13.

Ms. Marisela Simmons holds investment and voting control over the shares beneficially owned by Soho Investment Group.

14.

Mr. Cesar DeGracia holds investment and voting control over the shares beneficially owned by Tribecca International.

S-3